EXHIBIT (C)(3)


                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                               September 4, 1997

                                      among

                        NATIONAL PICTURE & FRAME COMPANY,

                            NPF HOLDING CORPORATION,

                          NPF ACQUISITION CORPORATION,

                                       and

                            COLONNADE CAPITAL, L.L.C.





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                                TABLE OF CONTENTS
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                                                                                                               Page
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ARTICLE I  THE OFFER..............................................................................................1

         Section 1.1. The Offer...................................................................................1
         Section 1.2. Company Action..............................................................................1
         Section 1.3. Directors...................................................................................2

ARTICLE II  THE MERGER............................................................................................3

         Section 2.1. The Merger..................................................................................3
         Section 2.2. Conversion of Shares........................................................................4
         Section 2.3. Exchange of Shares..........................................................................4
         Section 2.4. Dissenting Shares...........................................................................5
         Section 2.5. Stock Options...............................................................................5
         Section 2.6. Stockholders' Meeting.......................................................................6
         Section 2.7. Merger Without Meeting of Stockholders......................................................6

ARTICLE III  THE SURVIVING CORPORATION............................................................................6

         Section 3.1. Certificate of Incorporation................................................................6
         Section 3.2. Bylaws......................................................................................6
         Section 3.3. Directors and Officers......................................................................7

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................................7

         Section 4.1. Organization and Qualification; Subsidiaries................................................7
         Section 4.2. Certificate of Incorporation and Bylaws; Corporate Proceedings..............................7
         Section 4.3. Capitalization..............................................................................8
         Section 4.4. Authority Relative to this Agreement........................................................8
         Section 4.5. No Conflict; Required Filings and Consents..................................................9
         Section 4.6. Compliance.................................................................................10
         Section 4.7. SEC Filings; Financial Statements..........................................................10
         Section 4.8. Disclosure Documents.......................................................................10
         Section 4.9. No Undisclosed Liabilities, Absence of Changes.............................................11
         Section 4.10. Litigation................................................................................12
         Section 4.11. Employee Benefit Plans....................................................................12
         Section 4.12. Tax Matters...............................................................................13
         Section 4.13. Material Contracts........................................................................14
         Section 4.14. Labor Matters.............................................................................14
         Section 4.15. Environmental Matters.....................................................................15
         Section 4.16. Customers, Suppliers, Distributors and Sales Representatives..............................16
         Section 4.17. Employment Matters........................................................................16
         Section 4.18. Brokers...................................................................................16
         Section 4.19. Opinion of Bowles Hollowell...............................................................16
         Section 4.20. Letter of Intent..........................................................................16

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF BUYER...............................................................17

         Section 5.1. Organization and Qualification; Subsidiaries...............................................17
         Section 5.2. Certificate of Incorporation and Bylaws....................................................18
         Section 5.3. Authority Relative to this Agreement.......................................................18
         Section 5.4. No Conflict; Required Filings and Consents.................................................18
         Section 5.5. Compliance.................................................................................19
         Section 5.6. Documents Relating to the Offer; Company Proxy Statement...................................19
         Section 5.7. Financing..................................................................................19
         Section 5.8. Brokers....................................................................................19

ARTICLE VI  COVENANTS OF THE COMPANY.............................................................................20

         Section 6.1. Conduct of the Company.....................................................................20
         Section 6.2. Access to Information......................................................................22
         Section 6.3. No Solicitations...........................................................................22
         Section 6.4. Notices of Certain Events..................................................................23
         Section 6.5. Termination of Employee Discount Stock Purchase Plan.......................................23

ARTICLE VII  COVENANTS OF PARENT AND BUYER.......................................................................23

         Section 7.1. Confidentiality............................................................................23
         Section 7.2. Director and Officer Liability.............................................................24
         Section 7.3. Repayment or Assumption of Debt............................................................25
         Section 7.4 Voting of Shares............................................................................26

ARTICLE VIII CONVENANTS OF COLONNADE, PARENT, BUYER AND THE COMPANY..............................................26

         Section 8.1. Reasonable Best Efforts....................................................................26
         Section 8.2. Certain Filings............................................................................26
         Section 8.3. Public Announcements.......................................................................26

ARTICLE IX  CONDITIONS TO THE MERGER.............................................................................26

         Section 9.1. Conditions to the Obligations of Each Party................................................26
         Section 9.2. Condition to the Obligations of Buyer......................................................27

ARTICLE X  TERMINATION; EXPENSES.................................................................................28

         Section 10.1. Termination...............................................................................28
         Section 10.2. Effect of Termination.....................................................................29
         Section 10.3. Fees, Expenses and Other Payments.........................................................29

ARTICLE XI  MISCELLANEOUS........................................................................................30

         Section 11.1. Notices...................................................................................30
         Section 11.2. Survival of Representations, Warranties and Covenants.....................................31
         Section 11.3. Amendments; No Waivers....................................................................31
         Section 11.4. Successors and Assigns....................................................................31
         Section 11.5. Governing Law.............................................................................32
         Section 11.6. Counterparts; Effectiveness...............................................................32
         Section 11.7. Headings..................................................................................32
         Section 11.8. Third Party Beneficiaries.................................................................32
         Section 11.9. Entire Agreement..........................................................................32
         Section 11.10. Severability.............................................................................32

ANNEX I  .......................................................................................................A-1

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                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 4, 1997, is made by and among National Picture & Frame Company, a Delaware corporation (the "Company"), and NPF Holding Corporation, a Delaware Corporation ("Parent") and NPF Acquisition Corporation, a Delaware corporation ("Buyer") and wholly owned subsidiary of Parent, each formed by Colonnade Capital, L.L.C. ("Colonnade").


                                    ARTICLE I


                                    THE OFFER


         Section 1.1.      The Offer.


          (a) Provided that this Agreement shall not have been terminated in accordance with Article X hereof and none of the conditions set forth in Annex I hereto shall have occurred and be continuing, Buyer shall, as promptly as practicable following the date hereof and in no event later than five business days after the date hereof, commence a tender offer (the "Offer") to purchase all of the outstanding shares of Common Stock, $0.01 par value, of the Company (the "Shares") at a price of $12.00 per Share, net to the seller in cash. The obligation of Buyer to accept for payment and to pay for any Shares tendered pursuant to the Offer shall be subject only to the condition that there shall be validly tendered prior to the expiration date of the Offer and not withdrawn a number of Shares which, together with the Shares then owned by Buyer, represents at least 90% of the outstanding Shares (the "Minimum Condition"), and the obligation of the Buyer to commence the Offer and accept for payment Shares tendered pursuant to the Offer shall be subject only to the other conditions set forth in Annex I hereto.


          (b) Without the prior written consent of the Company, Buyer shall not
(i) decrease the price per Share or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought in the Offer, or (iii) change or impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares. Upon the terms and subject to the conditions of the Offer, including without limitation the conditions set forth in Annex I hereto, Buyer will accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer.


         Section 1.2.      Company Action.


          (a) The Company hereby consents to the Offer and represents that the Company's Board of Directors (the "Board"), at a meeting duly called and held, has (i) unanimously determined that each of the transactions contemplated hereby, including each of the Offer and the Merger (as defined in Section 2.1) is fair to and in the best interests of the Company and its stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) resolved to recommend acceptance of the Offer and adoption and approval of this Agreement and the Merger by the Company's stockholders and (iv) taken all other actions necessary to render
Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") inapplicable to the Offer and the Merger. The Company hereby consents to the inclusion in the Offer and related documents of the recommendation of the Board of Directors of the Company described in this Section 1.2(a).


          (b) The Company will promptly, but in no event later than two business days from the date hereof, furnish Buyer with a list of its stockholders, mailing labels containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, as of the most recent practicable date, and will provide to Buyer such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Buyer may reasonably request in connection with the Offer. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate any documents necessary to consummate the Merger or the Offer, Buyer shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Merger and the Offer, and if this Agreement is terminated in accordance with
Section 10.1, shall deliver to the Company all copies of such information then in its possession.


          (c) Contemporaneously with the commencement of the Offer as provided for in Section 1.1, the Company shall, after affording Colonnade and Buyer a reasonable opportunity to review and comment thereon, file with the Securities and Exchange Commission (the "SEC") a Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9"), under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which shall reflect the recommendations and actions of the Board referred to above, subject to the fiduciary duties of the Board under applicable law as advised by independent legal counsel (who may be the Company's regularly engaged legal counsel) and shall disseminate the
Schedule 14D-9 to the stockholders of the Company.


          (d) Each of the Company, on the one hand, and Buyer and Colonnade, on the other hand, agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities law.


         Section 1.3.      Directors.


          (a) Subject to compliance with applicable law, promptly upon the payment by Buyer for Shares pursuant to the Offer, and from time to time thereafter, Buyer shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on the Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Buyer or its affiliates bears to the total number of Shares then outstanding, and the Company shall, upon request of Buyer, promptly take all actions necessary to cause Buyer's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors.


          (b) The Company's obligations to appoint Buyer's designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. Buyer will supply any information with respect to itself and its officers, directors and affiliates required by such Section and Rule to the Company.


          (c) Following the election or appointment of Buyer's designees pursuant to this Section 1.3 and prior to the Effective Time, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Buyer or waiver of any of the Company's rights hereunder, will require the concurrence of a majority of the directors of the Company then in office who are not designated by Buyer if such amendment, termination, extension or waiver would be reasonably likely to have an adverse effect on the minority stockholders of the Company.


                                   ARTICLE II


                                   THE MERGER


         Section 2.1.      The Merger.


          (a) Upon the terms and subject to the satisfaction or waiver of the conditions hereof, Buyer shall be merged (the "Merger") with and into the Company in accordance with the DGCL, whereupon the separate existence of Buyer shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation"). The Offer and the Merger are sometimes hereinafter referred to as the "Transaction."


          (b) As soon as practicable, but in no event later than five business days, after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Buyer shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as such Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in such Certificate of Merger (the "Effective Time").


          (c) From and after the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Buyer, all as provided under the DGCL.


         Section 2.2.      Conversion of Shares.


         At the Effective Time:


          (a) Each Share of capital stock of the Company held by the Company as treasury stock or owned by Parent, Buyer, Colonnade or any subsidiary of any of them immediately prior to the Effective Time shall, by virtue of the Merger, automatically be canceled and extinguished, and no payment of any kind shall be made with respect thereto;


          (b) Each share of capital stock of Buyer outstanding immediately prior to the Effective Time shall be converted into and become one share of capital stock of the Surviving Corporation with the same rights and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and


          (c) Each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in clause (a) above or as provided in
Section 2.4 with respect to Shares as to which appraisal rights have been exercised, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $12.00, or any higher price per Share paid in the Offer, in cash without interest (the "Merger Consideration").


         Section 2.3.      Exchange of Shares.


          (a) Prior to the Effective Time, Buyer shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Buyer will make available to the Exchange Agent, at the Effective Time, the Merger Consideration to be paid in respect of the Shares. For purposes of determining the Merger Consideration to be made available, Buyer shall assume that no stockholder of the Company will perfect his right to appraisal of his Shares. Promptly after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange.


          (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.


          (c) If any portion of the Merger Consideration payable in respect of any Share is to be paid to a person other than the registered holder of the Shares represented by the certificate or certificates surrendered, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.


          (d) After the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Shares, which were outstanding immediately prior to the Effective Time. On or after the Effective Time, any certificates presented to the Exchange Agent or Buyer for any reason shall be converted into the Merger Consideration.


          (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to paragraph (a) of this Section 2.3 that remains unclaimed by the holders of Shares entitled thereto six months after the Effective Time shall be returned to Buyer, upon demand, and any stockholder of the Company who has not exchanged his Shares for the Merger Consideration in accordance with this Section 2.3 prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of his Shares.


          (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to paragraph (a) of this Section 2.3 to pay for Shares for which appraisal rights shall have been perfected shall be returned to Buyer, upon demand.


          (g) Neither Buyer, Colonnade nor the Company shall be liable to any holder of the Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


         Section 2.4.      Dissenting Shares.


         Notwithstanding Section 2.2, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the DGCL shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration payable in respect of such Shares pursuant to Section 2.2. The Company shall give Buyer (i) prompt notice of any demands received by the Company for appraisal of Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisal, or offer to settle, or settle any such demands.


         Section 2.5.      Stock Options.


         At or immediately prior to the Effective Time, each outstanding employee or director stock option to acquire Shares (each a "Company Stock Option" and, collectively, the "Company Stock Options") shall, whether vested or unvested, by virtue of the Merger and without any further action on the part of the Company or the holder of such Company Stock Option, be canceled in consideration for payment by the Company, at or immediately prior to the Effective Time, to the holder of each such Company Stock Option an amount in cash equal to the product of (i) the Merger Consideration less the per share exercise price of such Company Stock Option, and (ii) the number of Shares subject to such Company Stock Option.


         Section 2.6.      Stockholders' Meeting.


         If required by applicable law in order to consummate the Merger, the Company, acting through the Company's Board of Directors, shall, in accordance with applicable law:


                           (1) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Stockholders Meeting") as soon as practicable following the acceptance for payment of and payment for Shares by Buyer pursuant to the Offer for the purpose of considering and taking action upon this Agreement;


                           (2) prepare and file with the SEC a preliminary proxy statement relating to this Agreement, and use its reasonable efforts
         (x) to obtain and furnish the information required to be included by the SEC in the Company Proxy Statement (as hereinafter defined) and, after consultation with Buyer, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Company Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and


                           (3) subject to the fiduciary obligations of the Company's Board of Directors under applicable law as provided in
         Section 1.2(c), include in the Company Proxy Statement the recommendation of the Company's Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and this Agreement.


         Section 2.7.      Merger Without Meeting of Stockholders.


         Notwithstanding Section 2.6, in the event that Buyer shall acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto agree to make all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Shares by Buyer pursuant to the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.


                                   ARTICLE III


                            THE SURVIVING CORPORATION


         Section 3.1.      Certificate of Incorporation.


         The Certificate of Incorporation of Buyer in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law.


         Section 3.2.      Bylaws.


         The Bylaws of Buyer in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.


         Section 3.3.      Directors and Officers.


         From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable law, (i) the directors of Buyer at the Effective Time shall constitute the directors of the Surviving Corporation, and
(ii) the individuals specified by Buyer prior to the Effective Time shall be the initial officers of the Surviving Corporation.


                                   ARTICLE IV


                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


         The Company represents and warrants to Buyer that:


         Section 4.1.      Organization and Qualification; Subsidiaries.


          (a) Each of the Company and each Material Subsidiary (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Company Material Adverse Effect (as defined below). The Company and each Material Subsidiary are duly qualified or licensed as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any change or effect that, individually or when taken together with all other changes or effects, could reasonably be expected to be materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries (as defined below), taken as a whole.


          (b) Each subsidiary of the Company (a "Company Subsidiary") that constitutes a "significant subsidiary" of the Company within the meaning of Rule 1-02 of Regulation S-X of the SEC is referred to herein as a "Material Subsidiary." Each Company Subsidiary and Material Subsidiary are set forth in
Section 4.1(b) of the Company's Disclosure Schedule attached hereto (the "Company Disclosure Schedule").


         Section 4.2. Certificate of Incorporation and Bylaws; Corporate Proceedings.


         The Company has heretofore made available to Buyer a complete and correct copy of the Certificate of Incorporation and the Bylaws, each as amended to date, of the Company and each Company Subsidiary. Such Certificates of Incorporation and Bylaws are in full force and effect. Neither the Company nor any Material Subsidiary is in violation of any provision of its Certificate of Incorporation or Bylaws. The Company has provided Buyer full access to true and accurate records of all corporate proceedings of the Company, including the minutes of all meetings of the Board of Directors and stockholders of the Company.


         Section 4.3.      Capitalization.


         The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $0.01 per share (the "Company Voting Common Stock"), 500,000 shares of Nonvoting Common Stock, par value $0.01 per share (the "Company Nonvoting Common Stock") and 5,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). As of the date hereof there were, and as of the Effective Time there will be, (a) 4,972,686 shares of Company Voting Common Stock outstanding, excluding shares of Company Voting Common Stock issued after the date hereof pursuant to (i) the exercise of Company Stock Options outstanding on the date hereof or (ii) the Company's Employee Discount Stock Purchase Plan for contributions made through September 15, 1997 (which shares shall not exceed in the aggregate 3,000), (b) no shares of Company Nonvoting Common Stock outstanding and (c) no shares of Preferred Stock outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof there were, and as of the Effective Time there will be, 875,000 Shares reserved for issuance upon exercise of the Company Stock Options (of which options to acquire 506,674 shares have been granted). Except for the Company Stock Options, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company or any Material Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Material Subsidiary. All shares of the Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no material outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company Common Stock or any capital stock of any Material Subsidiary, or make any material investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary. Each outstanding share of capital stock of each Material Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. No entity in which the Company owns, directly or indirectly, less than a 50% equity interest, is individually or when taken together with all such other entities, material to the business of the Company and the Company Subsidiaries taken as a whole.


         Section 4.4.      Authority Relative to this Agreement.


         The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding Shares and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.


         Section 4.5.      No Conflict; Required Filings and Consents.


          (a) Except as set forth in Section 4.5 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of the transactions contemplated herein by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or any Material Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to any Company or any Material Subsidiary or by which any property or asset of the Company or any Material Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Material Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Material Subsidiary is a party or by which the Company or any Material Subsidiary or any property or asset of the Company or any Material Subsidiary is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, or would not, individually or in the aggregate, have a Company Material Adverse Effect.


          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, agency, commission, tribunal or body, domestic or foreign (each a "Governmental Entity"), except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (C) filing and recordation of appropriate merger documents as required by the DGCL and (D) the applicable requirements, if any, of any non-United States competition, antitrust and investment laws, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.


         Section 4.6.      Compliance.


         Neither the Company nor any Material Subsidiary is in conflict with, or in default or violation of, (a) any law, rule, regulation, order, judgment or decree (including, without limitation, laws, rules and regulations relating to franchises) applicable to the Company or any Material Subsidiary or by which any property or asset of the Company or any Material Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Material Subsidiary is a party or by which the Company or any Material Company Subsidiary or any property or asset of the Company or any Material Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.


         Section 4.7.      SEC Filings; Financial Statements.


          (a) The Company has filed all forms, reports and documents (collectively, the "Company SEC Reports") required to be filed by it with the SEC since October 13, 1993 (the "IPO Date") and has heretofore made available to Buyer, in the form filed with the SEC (excluding any exhibits thereto), (i) its Annual Reports on Form 10-K for the fiscal years ended April 30, 1995, April 30, 1996 and April 30, 1997, (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since the IPO Date and
(iii) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q and preliminary materials) filed by the Company with the SEC since the IPO Date. The Company SEC Reports and any forms, reports and other documents filed by the Company with the SEC after the date of this Agreement (x) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Material Subsidiary, is required to file any form, report or other document with the SEC.


          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented in all material respects the financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries, as the case may be, as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).


         Section 4.8.      Disclosure Documents.


          (a) Each document required to be filed by the Company with the SEC in connection with the Transaction (the "Company Disclosure Documents"), including, without limitation, the Schedule 14D-9 and the Company Proxy Statement, if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements to any thereof will comply as to form in all material respects with the applicable requirements of the 1934 Act.


          (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Documents (other than the Company Proxy Statement) and at the time of any distribution thereof each such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this subsection (b) will not apply to statements or omissions in the Company Disclosure Documents based upon information furnished to the Company by Buyer or Colonnade specifically for use therein.


          (c) The information with respect to the Company or any Company Subsidiary furnished by the Company to Buyer in writing specifically for use in the Offer and related letter of transmittal pursuant to which the Offer will be made as provided in Section 1.1 (which together with any amendments or supplements thereto constitute the "Offer Documents") shall not contain, as of the date the Offer Documents are filed, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


         Section 4.9.      No Undisclosed Liabilities, Absence of Changes.


         Except as and to the extent publicly disclosed by the Company in the Company SEC Reports, the Company does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of the Company (including the notes thereto), except for such liabilities or obligations incurred by the Company in the ordinary course of its business after the date of the SEC Reports, or that would have a Company Material Adverse Effect. Except as publicly disclosed by the Company, since April 30, 1996, (i) there has not been any Company Material Adverse Effect; (ii) the businesses of the Company and each Company Subsidiary have been conducted only in the ordinary course and in a manner consistent with past practice; (iii) neither the Company nor any Company Subsidiary has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to the Company having or which reasonably could be expected to have, a Company Material Adverse Effect; and (iv) there has not been any revaluation by the Company of any of its assets having a Company Material Adverse Effect, including, without limitation, any write-down of the value of any assets or writing off notes or accounts receivable other than in the ordinary course of business.


         Section 4.10.     Litigation.


         Except as publicly disclosed by the Company in the Company SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could have a Company Material Adverse Effect or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by the Company in the Company SEC Reports, the Company is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Company Material Adverse Effect or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.


         Section 4.11.     Employee Benefit Plans.


          (a) Set forth on Section 4.11(a) of the Company Disclosure Schedule is a true and complete list of each employee benefit plan (each, an "Employee Benefit Plan"), as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), at any time contributed to, maintained or sponsored by or on behalf of the Company or any Company Subsidiary, for the benefit of any present or former employee, independent contractor, officer or director of the Company, or any Company Subsidiary or with respect to which the Company, or any Company Subsidiary has any liability or potential liability, which list identifies (i) each Employee Benefit Plan that is a "pension plan" (as defined in Section 3(2) of ERISA but not including a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (the "Pension Plans"), and denotes those Pension Plans (the "Qualified Plans") intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) each Employee Benefit Plan that is a "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA (the "Multiemployer Plans") and (iii) each Employee Benefit Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA) (the "Welfare Plans"). True and complete copies of each Employee Benefit Plan have been delivered to the Buyer. To the knowledge of the Company, each Employee Benefit Plan is enforceable in accordance with its terms.


          (b) Each Qualified Plan complies in all material respects with applicable law as of the date hereof, and the Internal Revenue Service ("IRS") has issued favorable determination letters to the effect that the forms of Qualified Plans (or predecessor plans) satisfy the requirements of Section 401(a) and related Sections of the Code or an application for such a determination has been filed with the IRS. There are no facts or circumstances that would jeopardize or adversely affect in any material respect the qualification under Code Section 401(a) of any Qualified Plan.


          (c) As of the Effective Date, full payment will be made to each Employee Benefit Plan of all contributions that are required by the Company under the terms thereof and under ERISA or the Code to be made on or prior to the Effective Date. No "accumulated funding deficiency" (as defined in ERISA
Section 302 or Code Section 412), whether or not waived, exists or will exist as of the Effective Date with respect to any Pension Plan.


          (d) Each Employee Benefit Plan (other than any Multiemployer Plan) has been administered substantially in accordance with its terms. In addition, each Employee Benefit Plan (other than any Multiemployer Plan) complies, and has been administered substantially in accordance with, any applicable provisions of ERISA and the Code and the rulings and regulations promulgated thereunder (including the continuation coverage requirements of group health plans under Code Section 4980(f) and ERISA Section 602), and all other applicable laws, and all reports, returns and other documentation that are required to have been filed with the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency (federal, state or local) have been filed on a timely basis, in each instance in which the failure to file such reports, returns and other documents would result in any material liability or obligation to the Company or any Company Subsidiary. No lawsuits or complaints to or by any person or governmental authority have been filed or, to the knowledge of the Company, are contemplated or threatened, with respect to any Employee Benefit Plan (other than any Multiemployer Plan). To the knowledge of the Company, all of the foregoing applies to any Multiemployer Plan.


          (e) Neither the Company nor any affiliate of the Company has received a notice of, or incurred, any withdrawal liability with respect to any "Multiemployer Plan." Except as set forth in Section 4.11(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has an obligation to contribute to any "Multiemployer Plan."


          (f) Neither the Company nor any Company Subsidiary has incurred any material liability with respect to any Welfare Plan or for "welfare benefits" (as defined in Code Section 419) including, without limitation, any liability for tax under Code Section 5000 that are not fully reflected in the Company SEC Reports. Except as required under Code Section 4980B(f) and ERISA Section 602, neither the Company nor any Company Subsidiary is obligated on or after the Effective Date to provide or to pay any benefits to former employees or to their dependents or beneficiaries.


         Section 4.12.     Tax Matters.


          (a) (i) The Company has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of the Company and all Tax Returns were in all material respects true, complete and correct and the Company is in material compliance with all applicable information reporting and tax withholding requirements; (ii) all material Taxes with respect to the Company have been paid in full (including all applicable withholding Taxes) or have been provided for in accordance with generally accepted accounting principles on the Company's most recent balance sheet which is part of the Company SEC Documents;
(iii) there are no outstanding agreements or waivers extending the statutory period of limitations for the assessment of federal, state, local or foreign income or other material Taxes with respect to the Company; (iv) to the knowledge of the Company, none of the Tax Returns of, or with respect to, the Company is currently being audited or examined by any Governmental Entity; and
(v) no deficiency for any income or other material Taxes has been assessed with respect to the Company which has not been abated or paid in full.


          (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.


         Section 4.13.     Material Contracts.


         The Company has delivered or otherwise made available to Buyer true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company is a party affecting the obligations of any party thereunder) to which the Company is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of the Company taken as a whole (the "Company Contracts"). Except as set forth on Section 4.13 of the Company Disclosure Schedule, the Company is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby or that would provide for an "excess parachute payment" under Section 280G of the Code. Each of the Company Contracts is valid and enforceable in accordance with its terms, and there is no default under any Company Contract so listed either by the Company or, to the knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the knowledge of the Company, any other party, in any such case in which such default or event could reasonably be expected to have a Company Material Adverse Effect. No party to any such Company Contract has given notice to the Company of or made a claim against the Company with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Company Material Adverse Effect.


         Section 4.14.     Labor Matters.


         With respect to employees of the Company:


                           (1) the Company is presently a party to a labor contract with the Southern Council of Industrial Workers, United Brotherhood of Carpenters and Joiners of America, AFL-CIO, and its constituent Milliner's Local Union 1409, United Brotherhood of Carpenters and Joiners of America (the "Union"), a copy of which has been made available to Buyer. This labor contract, which will expire on midnight, December 8, 1997, covers approximately 550 employees;


                           (2) the Company is and has been in substantial compliance with all applicable laws, governing employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination and occupational safety and health requirements, and the Company has not engaged in any unfair labor practice;


                           (3) there is no unfair labor practice charge, litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the knowledge of the Company, proposed or threatened against the Company relating to employment, employment practices, terms and conditions of employment or wages and hours, which could reasonably be expected to have a Company Material Adverse Effect.


                           (4) except for the labor contract with the Union described in paragraph (1) above, the Company has no collective bargaining relationship or duty to bargain with any labor union or organization, and the Company has not recognized any labor union or organization as the collective bargaining representative of any of its employees relating to the businesses of the Company.


         Section 4.15.     Environmental Matters.


         Except for matters which would not have a Company Material Advance
Effect:


          (a) The conduct of the businesses of the Company does not violate or conflict with any federal, state or local law, regulation, ordinance or order. The Company has obtained all governmental approvals, authorizations, registrations, permits and licenses (the "Permits"), including those related to environmental quality and the emission, discharge, storage, handling, treatment, use, generation or transportation of petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes required by federal, state or local law or otherwise required for the Company to conduct its business. The Permits are in full force and effect, and are being complied with in all respects. No other governmental authorizations concerning environmental matters are necessary to complete the transactions.


          (b) There are no conditions or liabilities, known or unknown, absolute or contingent, related to the generation, use, treatment, storage, release, disposal, arranging for disposal or transportation of petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes. No petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes have been released from or deposited on or otherwise affect any real property owned, operated or leased by the Company, nor has any such real property been used at any time by any person as a hazardous waste treatment, storage or disposal site.


          (c) To the knowledge of the Company, (i) there are no "wetlands" (as that term has ever been defined by the U.S. Army Corps of Engineers or any other regulatory agency) on any of the real property owned, operated or leased by the Company, (ii) there are no threatened or endangered species or critical habitat of threatened or endangered species located on any of such properties, and (iii) there are no historically or archaeologically significant sites on any of such properties that would require study or preservation.


         Section 4.16. Customers, Suppliers, Distributors and Sales Representatives.


         The Company has not received written notice that any customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise modify its relationship with the Company or any Company Subsidiary which would reasonably be expected to have a Company Material Adverse Effect.


         Section 4.17.     Employment Matters.


         The Company has made available to Buyer (i) a description of the terms of employment and compensation arrangements of all officers of the Company and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of the Company who have executed a non-competition agreement with the Company and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of the Company with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions.


         Section 4.18.     Brokers.


         Except for Bowles Hollowell Conner & Co. ("Bowles Hollowell"), whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary who might be entitled to any fee or commission from the Company, any Company Subsidiary, Colonnade or Buyer or any of their affiliates upon consummation of the transactions contemplated by this Agreement.


         Section 4.19.     Opinion of Bowles Hollowell.


         The Company has received the written opinion of Bowles Hollowell to the effect that, as of the date hereof, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger, is fair to the Company's stockholders from a financial point of view. The Company has previously delivered to Colonnade a copy of such opinion.


         Section 4.20.     Letter of Intent.


         The Company represents that the following conditions precedent to Colonnade's obligation to enter into this Agreement have been satisfied on or prior to the date hereof:


          (a) the Agreement and the Transaction have been approved by a unanimous vote of the non-executive officer members of the Board of Directors of the Company;


          (b) there has not occurred any dividend, redemption, stock split, recapitalization or stock issuance of any kind (including stock options) of the Company since January 31, 1997 other than the issuance of stock by the Company upon the exercise of outstanding stock options or pursuant to the Company's employee stock purchase plan;


          (c) since May 29, 1997, the Company has not entered into any agreement binding the Company to a material capital expenditure in excess of $50,000 except as set forth in Section 4.20 of the Company Disclosure Schedule; and


          (d) the Company (i) has conducted its business only in the ordinary course and has maintained and preserved its organization, goodwill and properties, and (ii) has not made any material change to its financial statements, except as required by the operation of the business in the ordinary course or to conform to generally accepted accounting principles, or prepaid any indebtedness, changed depreciation or amortization methods, delayed incurring budgeted expenses or deviated from usual and customary terms with suppliers, lessors, customers or buyers.


         The Company represents that the amount that is payable by the Company in connection with the termination of the employment with the Company of Jesse
C. Luxton as President and Chief Executive Officer of the Company and any related non-competition payments, and payments due to Bowles Hollowell and other brokers and advisors to the Company in connection with the consummation of the Offer and the Merger, as described in paragraph 1 of the Letter of Intent, do not in the aggregate exceed $1,850,000. Section 4.20 of the Company Disclosure Schedule sets forth an estimated itemized list of all such payments.


                                    ARTICLE V


                     REPRESENTATIONS AND WARRANTIES OF BUYER


         Buyer represents and warrants to the Company that:


         Section 5.1.      Organization and Qualification; Subsidiaries.


         Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Buyer Material Adverse Effect (as defined below). Buyer is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Buyer Material Adverse Effect. The term "Buyer Material Adverse Effect" means any change or effect that, individually or when taken together with all other changes or effects, could reasonably be expected to be materially adverse to the business, prospects, assets, liabilities, results of operations or condition (financial or otherwise) of Buyer and each of Buyer's subsidiaries, taken as a whole.


         Section 5.2.      Certificate of Incorporation and Bylaws.


         Buyer has heretofore made available to the Company a complete and correct copy of the Certificate of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of Buyer. Such Certificates of Incorporation, Bylaws and equivalent organizational documents are in full force and effect. Buyer is not is in violation of any provision of its Certificate of Incorporation, Bylaws or equivalent organizational documents, except for such violations that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.


         Section 5.3.      Authority Relative to this Agreement.


         Buyer has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than, with respect to the Merger, the filing and recordation of the appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the Company of this Agreement, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.


         Section 5.4.      No Conflict; Required Filings and Consents.


          (a) The execution and delivery of this Agreement by Buyer does not, and the performance of the transactions contemplated herein by Buyer will not,
(i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of Buyer, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Buyer or by which any property or asset of Buyer is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by which Buyer or any property or asset of Buyer is bound or affected, except in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Buyer from performing its obligations under this Agreement in any material respect, or would not, individually or in the aggregate, have a Buyer Material Adverse Effect.


          (b) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, Securities Act, state securities or Blue Sky Laws and state takeover laws, (B) the pre-merger notification requirements of the HSR Act, (C) filing and recordation of appropriate merger documents as required by the DGCL and (D) applicable requirements, if any, of any non-United States competition, antitrust and investment laws, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or either notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Buyer from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Buyer Material Adverse Effect.


         Section 5.5.      Compliance.


         Buyer is not in conflict with, or in default or violation of, (a) any law, rule, regulation, order, judgment or decree applicable to Buyer or by which any property or asset of Buyer is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by which Buyer or any property or asset of Buyer is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.


         Section 5.6.      Documents Relating to the Offer; Company Proxy
Statement.


         The Offer Documents and the Offer will comply in all material respects with the applicable requirements of the Exchange Act, except that no representation is made by Buyer with respect to information supplied in writing by the Company specifically for use in the Offer Documents. None of the information that may be supplied in writing by Buyer or its affiliates specifically for use in the Company Proxy Statement, the Schedule 14D-9 or any other document filed or to be filed with the SEC will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


         Section 5.7.      Financing.


         Buyer has delivered to the Company commitment letters from investors and financial institutions to provide at least $50 million of debt or debt-like financing to Buyer and Parent to consummate the Transaction (the "Debt Financing"). Parent has received commitments from equity investors in amounts sufficient (the "Equity Financing") when included with the Debt Financing to enable Parent and Buyer to consummate the Transaction. Buyer knows of no facts, circumstances or condition that could prevent the availability to Buyer and Parent of the proceeds of the Equity Financing and Debt Financing at the Effective Time. Buyer has delivered to the Company copies of all agreements or arrangements that it has entered into with any persons who are currently executive officers of the Company.


         Section 5.8.      Brokers.


         Except for Prudential Securities Incorporated and Wheat First Butcher Singer, whose fees will be paid by the Surviving Corporation, there is no investment banker, broker, finder or other intermediary acting on behalf of Buyer who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.


                                   ARTICLE VI


                            COVENANTS OF THE COMPANY


         Section 6.1.      Conduct of the Company.


         The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Buyer shall have consented in writing (such consent not to be unreasonably withheld), the businesses of the Company and its Material Subsidiaries shall, in all material respects, be conducted in, and the Company and its Material Subsidiaries shall not take any material action, except in the ordinary course of business, consistent with past practice, and the Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its and its Material Subsidiaries' current officers, employees and consultants and to preserve its and its Material Subsidiaries' relationships with customers, suppliers and other persons with which it or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except (i) as contemplated by this Agreement, or (ii) as set forth on Section 6.1 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or agree to do, any of the following without the prior written consent of Buyer (provided that the following restrictions shall not apply to any subsidiaries which the Company does not control):


          (a) amend or otherwise change the Certificate of Incorporation or Bylaws of the Company;


          (b) issue or sell, or authorize the issuance or sale of, (i) any shares of capital stock of any class of the Company or any of the Company Subsidiaries, or any options (other than the grant of options previously disclosed by the Company to Buyer prior to the date of this Agreement including, without limitation, the Company Stock Options), warrants or other convertible securities of the Company or any of the Company Subsidiaries (other than the issuance of shares of capital stock in connection with (A) the exercise of options, including, without limitation, the Company Stock Options and in accordance with the terms of such options in effect on the date of this Agreement, or (B) otherwise permitted to be granted pursuant to this Agreement) or (ii) any assets of it or any of the Company Subsidiaries, except for sales in the ordinary course of business or sales which, individually, do not exceed $150,000 or which, in the aggregate, do not exceed $500,000;


          (c) sell, pledge or encumber any stock owned by it in any Company Subsidiary;


          (d) declare, set aside or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than a dividend or distribution payable solely to the Company or a Company Subsidiary);


          (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock other than acquisitions under any Company or Company Subsidiary plan with an employee stock fund or employee stock ownership plan feature, consistent with applicable securities laws;


          (f) (i) acquire, mortgage, encumber, sell, lease, license or dispose of any assets (including intellectual property) or securities, except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transactions outside the ordinary course of business consistent with past practice; (ii) acquire (for cash or shares of stock) (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof; (iii) incur, assume or pre-pay any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become liable or responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person, except (A) in connection with this Agreement and the transactions contemplated hereby, (B) borrowings under existing bank lines of credit in the ordinary course of business, or (C) the refinancing of existing indebtedness;
(iv) authorize or make capital expenditures not provided for in the Company's capital budget included in Section 6.1(e) of the Company Disclosure Schedule which are in excess of $100,000; (v) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice; (vi) delay or accelerate payment of accounts payable beyond or in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;
(vii) vary the Company's inventory practices in any material respect from the Company's past practices; or (viii) enter into or amend any contract, agreement, commitment or arrangement to effectuate any prohibited matter set forth in this
Section 6.1(f);


          (g) increase the compensation or fringe benefits payable or to become payable to its directors, executive officers or employees, except for increases in the ordinary course of business in accordance with past practice, grant any severance or termination pay to any executive officer, director or other employee of the Company or any Company Subsidiary (other than as required by existing agreements or policies described in the Company Disclosure Schedule), except in accordance with past practice, or enter into any employment or severance agreement with, any director, executive officer or other employee of the Company or any Company Subsidiary or adopt or amend any Employee Benefit Plan; or


          (h) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures.


          (i) settle or compromise any suit or claim or threatened suit or claim where the amount involved is greater than $100,000;


          (j) other than in the ordinary course of business consistent with past practice, (i) modify, amend or terminate any contract, (ii) waive, release, relinquish or assign any contract (or any of the Company's rights thereunder), right or claim, or (iii) cancel or forgive any indebtedness owed to the Company or any Company Subsidiary;


          (k) make any tax election not required by law or settle or compromise any tax liability;


          (l) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Buyer, except in the ordinary course of business consistent with past practice;


          (m) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; or


          (n) agree in writing or otherwise to take any of the foregoing actions prohibited under this Section 6.1 or any action which would cause any representation or warranty in this Agreement to be or become untrue or incorrect.


         Section 6.2.      Access to Information.


         The Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Company Subsidiaries at reasonable times, will furnish to Buyer, its counsel, financial advisors, auditors and authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Company Subsidiaries.


         Section 6.3.      No Solicitations.


          (a) The Company, its affiliates and their respective officers, directors and employees shall not, directly or indirectly, solicit any corporation, partnership, person or other entity or group (other than Buyer or an affiliate or an associate of Buyer) concerning a Competing Transaction (as defined below). Notwithstanding the foregoing, the Company may, directly or indirectly, furnish information and access, in each case in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any Company Subsidiary or division of the Company, if the Board of Directors of the Company determines in good faith, after receiving the advice of its legal counsel, that the failure to take such action is likely to violate the fiduciary obligation of the Board under applicable law.


          (b) From and after the execution of this Agreement, the Company shall immediately advise Buyer in writing of the receipt, directly or indirectly, of any, discussions, negotiations or proposals relating to a Competing Transaction, identify the offeror and furnish to Buyer a copy of any such proposal, if it is in writing, or a written summary of any such proposal relating to a Competing Transaction if it is not in writing. The Company shall promptly advise Buyer of any development relating to such proposal, including the results of any discussions or negotiations with respect thereto unless the Board of Directors of the Company determines in good faith, after receiving the advice of its legal counsel, that the disclosure to Buyer of such proposal is likely to violate the fiduciary obligation of the Board under applicable law.


          (c) For purposes of this Agreement, "Competing Transaction" shall mean any of the following (other than the transactions contemplated under this Agreement): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving the Company or any Material Subsidiary;
(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% of the assets of the Company and the Company Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; (iv) any sale of any shares of capital stock of any similar transaction involving the Company or any Company Subsidiary; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.


         Section 6.4.      Notices of Certain Events.


         The Company shall promptly notify Buyer of:


          (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;


          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and


          (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Company Subsidiary on the date of this Agreement which would reasonably be expected to interfere with the consummation of the transactions contemplated by this Agreement.


         Section 6.5.      Suspension of Employee Discount Stock Purchase Plan.


         Effective as of the September 5, 1997, the Company shall suspend indefinitely its Employee Discount Stock Purchase Plan, and the Company shall not issue any rights to acquire Company Common Stock under such plan after such date (provided that the Company may issue or sell shares under such plan for which payroll deductions have already been made).


                                   ARTICLE VII


                          COVENANTS OF PARENT AND BUYER


         Section 7.1.      Confidentiality.


         All information obtained by Buyer in connection with the Transaction shall be kept confidential in accordance with the confidentiality agreement, dated August 16, 1996, between Colonnade and the Company (the "Confidentiality Agreement").


         Section 7.2.      Director and Officer Liability.


          (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain no less favorable provisions with respect to indemnification set forth in the Certificate of Incorporation and Bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of 54 months after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.


          (b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of the Company (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the Surviving Corporation (which approval shall not unreasonably be withheld), or otherwise incurred in connection with any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part by reason of the fact that such person is or was a director or officer of the Company and arising out of actions, events or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the full extent permitted under the DGCL (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of any required undertaking to repay such advances contemplated by Section 145(e) of the DGCL).


          (c) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective
Time) after the Effective Time (i) the Indemnified Parties may retain the Company's regularly engaged independent legal counsel or other independent legal counsel satisfactory to them, provided that such other counsel shall be reasonably acceptable to the Surviving Corporation, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) the Surviving Corporation will use its reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, that (A) Buyer or the Surviving Corporation shall have the right, from and after the purchase of Shares pursuant to the Offer, to assume the defense thereof, (B) the Company and the Indemnified Parties will cooperate in the defense of any such matter and (C) the Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld; provided, further, that if the defendants in any such action include both the Indemnified Parties and either Buyer or the Surviving Corporation and the Indemnified Parties shall have been advised by counsel that representation of such Indemnified Parties and either Buyer or the Surviving Corporation, as applicable, may be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them, the Indemnified Parties shall have the right to select separate counsel to defend such action on behalf of such Indemnified Parties. Any Indemnified Party wishing to claim indemnification under this Section 7.2 upon learning of any such Claim shall notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this Section 7.2, except to the extent such failure materially prejudices the Surviving Corporation's position with respect to such claim), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain no more than one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to the Indemnified Parties), an actual conflict between the interests of any two or more Indemnified Parties, in which event such additional counsel as may be required may be retained by the Indemnified Parties.


          (d) For a period of 54 months from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the liability insurance policies for directors and officers most recently maintained by the Company (provided that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and containing terms and conditions no less advantageous as long as such substitution does not result in gaps or lapses in coverage with respect to claims arising from or related to matters occurring prior to the Effective
Time); provided that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 150% of the current annual premiums paid by the Company (the "Premium Amount") to maintain or procure insurance coverage pursuant to this Section 7.2; provided, further, that the Surviving Corporation shall obtain as much comparable insurance as is available for the Premium Amount per year and may pay for such insurance in one lump sum.


          (e) Each Indemnified Party shall have rights as a third party beneficiary under this Section 7.2 as separate contractual rights for his or her benefit and such right shall be enforceable by such Indemnified Party, its heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.


         Section 7.3.      Repayment or Assumption of Debt.


         With respect to debt issued by the Company under (i) the Credit Facility by and among NationsBank of Tennessee, N.A., National Picture & Frame Company and NPF Company, dated as of February 16, 1996, (ii) the Loan Agreement by and between Deposit Guaranty National Bank, National Picture & Frame Company and NPF Company, dated as) of February 16, 1996 and (iii) the promissory notes payable to the former stockholders of Universal Cork, Inc. (collectively, the "Debt Documents"), at the Effective Time, Buyer shall either (A) repay or cause the Company to repay all indebtedness thereunder (including any premiums or penalties) or (B) execute and deliver under the respective Debt Documents, supplemental agreements, in form satisfactory to the respective lenders, expressly assuming the obligations of the Company with respect to the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all debt securities issued by the Company under the respective Debt Documents and the due and punctual performance of all the terms, covenants and conditions of the respective Debt Documents to be kept or performed by the Company, and shall deliver such supplemental agreements to the respective lenders under the Debt Documents.


         Section 7.4       Voting of Shares.


         Parent and Buyer each agrees to vote all shares owned by Parent, Buyer and any of their affiliates in favor of the approval and adoption of the Merger and this Agreement at the Company Stockholders Meeting.


                                  ARTICLE VIII


             CONVENANTS OF COLONNADE, PARENT, BUYER AND THE COMPANY


         Section 8.1.      Reasonable Best Efforts.


         Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.


         Section 8.2.      Certain Filings.


         The Company, Colonnade, Parent and Buyer shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any other action by or in respect of, or filing with, any governmental body, agency or official, or authority or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.


         Section 8.3.      Public Announcements.


         The Company, Colonnade, Parent, and Buyer will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or any listing agreement with any national securities exchange.


                                   ARTICLE IX


                            CONDITIONS TO THE MERGER


         Section 9.1.      Conditions to the Obligations of Each Party.


         The obligations of the Company and Buyer to consummate the Merger are subject to the satisfaction of the following conditions:


          (a) if required by the DGCL, this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with the DGCL (except that this condition shall be deemed satisfied if Buyer shall have acquired 90% or more of the outstanding Shares);


          (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;


          (c) no Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued or enforced any statute, regulation, decree, injunction or other order which has become final and nonappealable and which prohibits the consummation of the Merger;


          (d) with respect to the obligations of Buyer, (i) each of the representations and warranties of the Company contained in this Agreement shall be true and correct, except in any case for such failures to be true and correct which would not, individually or in the aggregate, have a Company Material Adverse Effect, as of the Effective Time as though made on and as of the Effective Time, except (A) for changes specifically permitted by this Agreement and (B) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date and (ii) the Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company on or prior to the Effective Time; and


          (e) with respect to the obligations of the Company, (i) each of the representations and warranties of Buyer contained in this Agreement shall be true and correct, except in any case for such failures to be true and correct that would not, individually or in the aggregate, have a Buyer Material Adverse Effect, as of the Effective Time, as though made on and as of the Effective Time, except (A) for changes specifically permitted by this Agreement and (B) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date and (ii) Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Effective Time.


         Section 9.2.      Condition to the Obligations of Buyer.


         The obligation of Buyer to consummate the Merger is subject to the following conditions:


          (a) The proceeds of the Debt Financing, on substantially the terms and conditions described in the related commitment letters referred to in Section 5.7, are available to Buyer.


          (b) The Minimum Condition and each of the other conditions set forth in Annex I shall have been satisfied or waived by Buyer, and Buyer shall have accepted for payment and made payment for all Shares validly tendered and not withdrawn pursuant to the Offer.


                                    ARTICLE X


                              TERMINATION; EXPENSES


         Section 10.1.     Termination.


         This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):


          (a)      by mutual written consent of the Company and Buyer;


          (b) by either Buyer or the Company, if any permanent injunction or action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable;


          (c) by either Buyer or the Company, if (i) the Offer is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder or
(ii) the Merger shall not have been consummated before October 31, 1997; provided, however, that if the Merger shall not have been consummated as a direct result of Buyer or the Company having failed by October 31, 1997, to receive all required approvals or consents with respect to the Merger then this Agreement shall automatically be extended until the date that is 10 days following the receipt of such approval or consent, but in no event later than December 31, 1997; provided, further, that neither Buyer nor the Company may terminate this Agreement pursuant to this Section 10.1(c) if such party shall have materially breached this Agreement;


          (d) by the Company, if Buyer terminates the Offer without purchasing Shares thereunder or the Offer shall have expired without the purchase of the Shares thereunder; provided, however, that the Company may not terminate this Agreement pursuant to this Section 10.1(d) if the Company shall have materially breached this Agreement;


          (e) by either Buyer or the Company, if the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company Stockholders Meeting;


          (f) by the Company, if the Board withdraws or modifies (or fails to make) its recommendation referred to in Section 1.2 so long as the Board, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), concludes in good faith that the failure to take such action is likely to violate the fiduciary obligation of the Board under applicable law;


          (g) by Buyer prior to the purchase of Shares pursuant to the Offer, if the Company's Board of Directors shall have (i) withdrawn or modified (including by amendment to the Schedule 14D-9) in a manner adverse to Buyer the Board's approval or recommendation of the Offer or the Merger referred to in Section 1.2 of this Agreement; (ii) approved or recommended a Competing Transaction; or
(iii) shall have resolved to effect any of the foregoing; or


          (h) by Buyer prior to the purchase of Shares pursuant to the Offer, if the Minimum Condition or any other condition set forth in Annex I has not been satisfied in connection with the Offer and as a result Buyer does not accept for payment the Shares.

         The right of any party hereto to terminate this Agreement pursuant to this Section 10.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling or controlled by any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

         Section 10.2.     Effect of Termination.


         If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 7.1 and 10.3 shall survive the termination hereof, and except that no such termination shall relieve any party from liability for willful breach of this Agreement or willful failure by such party to perform its obligations hereunder.


         Section 10.3.     Fees, Expenses and Other Payments.

          (a) All out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred directly or indirectly by the parties hereto in respect of the transactions contemplated hereby shall be borne by the party which has incurred such costs and expenses (with respect to such party, its "Expenses"); provided, however, that if the Merger is consummated all Expenses of the Company shall be paid by the Surviving Corporation.


          (b) The Company agrees that if this Agreement shall be terminated pursuant to (i) Section 10.1(e) and at the time of the Company Stockholder Meeting there shall exist a Competing Transaction (as defined below), (ii)
Section 10.1(h) and at the time of such termination there shall exist a Competing Transaction or (iii) Section 10.1(f) or (g) at any time, then in any such event the Company shall pay to Buyer a fee in an amount equal to $2,500,000 plus the reasonable Expenses of Buyer not exceeding $750,000. The same amounts shall also be paid by the Company to Buyer if (i) (A) any person, or any persons acting as a group, acquires more than one-third of the outstanding Shares after the date of, and prior to the termination of, this Agreement, and (B) such person or group obtains control of the Company or enters into an agreement providing for the merger with, or acquisition of all or substantially all of the assets of the Company from, the Company (a "Change of Control") within 12 months after termination of this Agreement, or (ii) (X) a Change of Control occurs within 12 months after the termination of this Agreement with a party who had communicated after the date of, and prior to the termination of, this Agreement with an affiliate of the Company or any representative thereof of such party's intent to acquire control of the Company by verbal or written communication, and
(Y) the price per share received by the stockholders of the Company in connection with such Change of Control exceeds the Merger Consideration.


          (c) Any payment required to be made pursuant to Section 10.3(b) shall be made as promptly as practicable by wire transfer of immediately available funds to an account designated by Buyer. The Company's payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of Buyer and Colonnade against the Company and any of its subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement by the Company with respect to such occurrence.


                                   ARTICLE XI


                                  MISCELLANEOUS


         Section 11.1.     Notices.


         All notices, requests and other communications to any party hereunder shall be in writing including facsimile, telex or similar writing) and shall be given,


         If to Buyer or Colonnade, to:


                  Colonnade Capital, L.L.C.
                  901 East Byrd Street
                  Richmond, VA  23219
                  Attention:        Mr. John T. Herzog
                                    Mr. James C. Wheat, III

                  with a copy to:

                  Hunton & Williams
                  Riverfront Plaza, East Tower
                  951 East Byrd Street
                  Richmond, VA  23219-4074
                  Attention:  John Owen Gwathmey, Esquire

                  if to the Company, to:

                  National Picture & Frame Company
                  702 Highway 82 West
                  Greenwood, MS  38930
                  Attention:  Mr. Daniel J. Hennessy

                  with a copy to:

                  Kirkland & Ellis
                  200 East Randolph Drive
                  Chicago, Illinois  60601
                  Attention:        Kevin R. Evanich, Esquire
                                    Julie A. Rocap, Esquire

         or such other address, as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, upon confirmation of receipt, or (ii) if given by any other means, when delivered at the address specified in this Section 11.1.

         Section 11.2.     Survival of Representations, Warranties and
Covenants.


         The representations and warranties contained herein shall not survive the Effective Time. The covenants and agreements contained herein shall not survive the Effective Time or the termination of this Agreement except for the covenants and agreements set forth in Sections 7.1, 7.2 and 10.3.


         Section 11.3.     Amendments; No Waivers.


          (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Buyer or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any term of the Certificate of Incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.


          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.


         Section 11.4.     Successors and Assigns.


         The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successor and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent, Buyer and Colonnade shall have the right to assign this Agreement to any of their respective affiliates without the consent of the Company.


         Section 11.5.     Governing Law.


         All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.


         Section 11.6.     Counterparts; Effectiveness.


         This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.


         Section 11.7.     Headings.


         Section headings used in this Agreement are for convenience only and shall be ignored in the construction and interpretation hereof.


         Section 11.8.     Third Party Beneficiaries.


         No provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any person other than the parties hereto.


         Section 11.9.     Entire Agreement.


         This Agreement (together with the Company Disclosure Schedule, the Buyer Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreements of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.


         Section 11.10.      Severability.


         If any term or other provisions of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.


                                    * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                        NATIONAL PICTURE & FRAME COMPANY




                                       By:
                                          -------------------------------------
                                          Jesse C. Luxton
                                          President and Chief Executive Officer


                                       NPF HOLDING CORPORATION



                                       By:
                                           ------------------------------------
                                           John T. Herzog
                                           President


                                       NPF ACQUISITION CORPORATION



                                       By:
                                          -------------------------------------
                                          John T. Herzog
                                          Vice President

                                          The undersigned agrees
                                          only to be bound by the
                                          provisions of Article VII
                                          of this Agreement.


                                       COLONNADE CAPITAL, L.L.C.



                                       By:
                                           -------------------------------------
                                           John T. Herzog
                                           Managing Partner

                                                                ANNEX I


         The capitalized terms used in this Annex I have the meanings set forth in the attached Agreement, except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement.


         Notwithstanding any other provision of the Offer, Buyer shall not be required to accept for payment or pay for any tendered Shares and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if (i) prior to the expiration date of the Offer, (A) the Minimum Condition shall not have been satisfied or (B) the applicable waiting period under the HSR Act shall not have expired or been terminated or (ii) prior to the acceptance for payment of or payment for Shares and at any time on or after the date of the Merger Agreement, any of the following conditions shall have occurred and be continuing:


         (a) There shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer or to the Merger, that, in the reasonable judgment of Buyer, would be expected to, directly or indirectly: (i) make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger or seek to obtain material damages in connection therewith, (ii) prohibit or materially limit the ownership or operation by Parent or Buyer of all or any material portion of the business or assets of all or any material portion of the business or assets of the Company or any Company Subsidiary taken as a whole or compel Parent or Buyer to dispose of or hold separately all or any material portion of the business or assets of Parent or Buyer or the Company or any Company Subsidiary taken as a whole, or seek to impose any material limitation on the ability of Parent or Buyer to conduct its business or own such assets, (iii) impose material limitations on the ability of Parent or Buyer effectively to acquire, hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Buyer or Parent on all matters properly presented to the Company's stockholders, (iv) require divestiture by Parent or Buyer of any Shares, or (v) may, in the reasonable judgment of Buyer, be expected to result in a Company Material Adverse Effect;


         (b) Any Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued or enforced any statute, regulation, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which (i) would reasonably be expected to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above or (ii) prohibits consummation of the Offer, the Merger or any transaction contemplated by the Agreement; provided that Buyer shall have used its reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted;


         (c) Any of the representations and warranties of the Company contained in the Merger Agreement shall not be true and correct except in any case for such failures to be true and correct which would not, individually or in the aggregate, have a Company Material Adverse Effect as of the date of consummation of the Offer as though made on and as of such date, except (i) for changes specifically permitted by the Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;


         (d) The Company shall not have performed or complied in all material respects with all agreements and covenants required by the Agreement to be performed or complied with by the Company on or prior to the date of consummation of the Offer;


         (e) Any change shall have occurred (or any development shall have occurred involving prospective changes) in the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company or any Company Subsidiary that has, or could reasonably be expected to have, a Company Material Adverse Effect;


         (f) There shall have occurred, and continued to exist for a period of at least 48 hours, (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on the over-the-counter stock market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ"), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other national or international crisis involving the United States or a material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions, or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;


         (g) The Merger Agreement shall have been terminated in accordance with its terms;


         (h) Buyer and the Company shall have agreed that Buyer shall terminate the Offer; or


         (i) (i) The Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of the Offer or the Merger or approved or recommended a Competing Transaction, (ii) the Company shall have entered into an agreement with respect to a Competing Transaction, or (iii) the Board of Directors of the Company shall have resolved to do any of the foregoing.


         The foregoing conditions (including those set forth in clauses (i) and (ii) of the initial paragraph) are for the benefit of Parent or Buyer regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Buyer in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Parent or Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.